Exhibit 99.1

GREYSTONE LOGISTICS, INC. REPORTS YEAR END RESULTS OF OPERATIONS FOR THE YEAR ENDED MAY 31, 2019

GREYSTONE LOGISTICS, INC.

Tulsa, OK—09/03/19—(OTCQB:GLGI). Tulsa-based Greystone Logistics, Inc. reports record sales for fiscal year ended May 31, 2019.

Sales for the fiscal year ended May 31, 2019 were $71,077,116 compared to $48,609,075 in the prior year for an increase of $22,468,041, a 46% increase. Greystone’s net income was $2,057,207 in fiscal year 2019 compared to $1,871,101 in fiscal year 2018. Greystone recorded net income available to common stockholders for fiscal year 2019 of $1,376,636, or $.05 per share, compared to $1,239,678, or $0.04 per share, in fiscal year 2018. EBITDA for fiscal year 2019 was $8,767,769 compared to $7,565,938 in 2018.

“Greystone’s growth has been phenomenal with record-breaking sales during the corporate year ending May 31, 2019,” stated CEO Warren Kruger. Kruger continued, “Existing customers and new clients have driven sales of our top-line pallets, but margin erosion continues to be a concern and profits are not where they should be. We had unusual machine and mold issues during the second half of our corporate year that did not allow us to optimize product throughput thus driving up costs on a per unit basis. I am extremely disappointed that the robot installation on two of our production lines that we contracted for has been delayed as critical aspects of the process were under engineered by our provider. We must deliver additional tools to our employees to enhance their work experience and make us more cost efficient. A series of initiatives are being implemented and we are driven to improve our efficiency and thus increased income levels.”

“Our relationship with a national pallet leasing company has driven dramatic growth and puts our product in almost every industry in America thus bringing market credibility and awareness to the robust nature of Greystone’s 100% recycled plastic pallets nationally and worldwide. This exposure is adding new users from referrals within multiple industries thus mitigating specific customer concentrations. We anticipate sales of our new automotive and super sack pallets to add to this diversification. Customers recognize the numerous long-term benefits of plastic pallets and particularly enjoy being able to get a credit back on broken pallets that we regrind and use again with the knowledge they are helping the environment.”

Greystone Logistics is a “Green” manufacturing company that reprocesses recycled plastic and designs, manufactures, sells high quality 100% recycled plastic pallets that provide logistical solutions needed by a wide range of industries such as the food and beverage, automotive, chemical, pharmaceutical and consumer products. The Company’s technology, including a proprietary blend of recycled plastic resins used in the injection molding equipment and patented pallet designs, allows production of high-quality pallets more rapidly and at lower costs than many processes. The recycled plastic for Greystone’s pallets helps control material costs while reducing environmental waste and provides cost advantages over users of virgin resin.

This press release includes certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including the potential sales of pallets or other possible business developments are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, including the ability of the Company to continue as a going concern. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to the Company and its products, see Greystone Logistics’ Form 10-K for the fiscal year ended May 31, 2019.

Non-GAAP Financial Measure

This press release contains disclosure of EBITDA, which is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of net income to EBITDA, the most comparable GAAP financial measure, as well as additional information concerning EBITDA, are included at the end of this release.

Greystone Logistics, Inc.

Reconciliation of Consolidated Net Income to EBITDA

For the Years Ended May 31, 2019 and 2018

	2019	2018
Net Income	$2,057,207	$1,871,101
Income Taxes	435,677	772,380
Depreciation and Amortization	4,438,591	3,549,065
Interest Expense	1,836,294	1,373,392
EBITDA (A)	$8,767,769	$7,565,938

(A)	EBITDA represents income before income taxes plus interest, depreciation and amortization. The EBITDA presented above, while considered the most common definition used by investors and financial analysts, may not be comparable to similarly titled measures reported by other companies. Greystone believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.

Contact:

Warren F. Kruger

President/CEO

Corporate Office

1613 East 15th Street

Tulsa, Oklahoma 74120

(918) 583-7441

(918) 583-7442 (FAX)

http://www.greystonelogistics.com